Exhibit 23.2

June 9, 2014

Board of Trustees

Conahasset Bancshares, MHC

Boards of Directors

Conahasset Bancshares, Inc.

Pilgrim Bancshares, Inc.

Pilgrim Bank

40 South Main Street

Cohasset, Massachusetts 02025

Members of the Board of Trustees and the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form FR Y-3, and any amendments thereto, to be filed with the Federal Reserve Board, in the Application for Conversion, and any amendments thereto, to be filed with the Massachusetts Commissioner of Banks, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus of Pilgrim Bancshares, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

RP® FINANCIAL, LC.

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